Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 16, 2007 (April 19, 2007 as to the effects of the restatement discussed in Note 1), relating to the combined financial statements of the Electronics Businesses of Tyco International Ltd. (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes explanatory paragraphs referring to a) related party transactions with Tyco International Ltd. and include allocations of corporate overhead, other expenses, debt and related interest expense from Tyco International which may not be reflective of the actual level of costs or debt which would have been incurred had the Company operated as a separate entity apart from Tyco International, b) the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, in 2006,  c) a change to the measurement date of pension and post retirement plans from September 30 to August 31 in 2005, and d) the restatement of the accompanying 2006, 2005 and 2004 combined financial statements) appearing in Amendment No. 4 to the registration statement on Form 10 dated June 7, 2007.

/s/ Deloitte & Touche LLP

July 2, 2007
Philadelphia, Pennsylvania